Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INOZYME PHARMA, INC.

Pursuant to Sections 242 and 245 of

the General Corporation Law of the State of Delaware

Inozyme Pharma, Inc, (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: The name of the Corporation is Inozyme Pharma, Inc.

SECOND: The Certificate of Incorporation of the Corporation initially was originally filed with the Secretary of State of the State of Delaware on January 12, 2017. The original Certificate of Incorporation was amended and restated on April 13, 2017, as amended January 19, 2017.

THIRD: The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

CERTIFICATE OF INCORPORATION

OF

INOZYME PHARMA, INC.

ARTICLE I.

The name of this corporation is Inozyme Pharma, Inc. (the “Company”).

ARTICLE II.

The address of the registered office of this Company in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, county of New Castle, Zip Code 19801, and the name of the registered agent of this Company in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware, as the same exists or as may hereafter be amended from time to time (“DGCL”),

ARTICLE IV.

A.    The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is One Hundred Eighty One Million Eight Hundred One Thousand Forty Four (181,801,044) shares, One Hundred Four Million (104,000,000) shares of which shall be Common Stock (the “Common Stock”) and Seventy Seven Million Eight Hundred One Thousand Forty Four (77,801,044) shares of which shall be Preferred Stock (the “Preferred Stock”). The Common Stock shall have a par value of $0.0001 per share and the Preferred Stock shall have a par value of $0.0001 per share.

B.    The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, voting together as a single class, with holders of shares of Series A Convertible Preferred Stock entitled to the number of votes per share provided in Section 2(a) of Article IV.D., and without a separate class vote by the holders of Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

C.    Forty Eight Million Eight Hundred Fifty Thousand (48,850,000) of the authorized shares of Preferred Stock are hereby designated “Series A Convertible Preferred Stock” and Twenty Eight Million Nine Hundred Fifty One Thousand Forty Four (28,951,044) of the authorized shares of Preferred Stock are hereby designated “Series A-2 Convertible Preferred Stock”. The Series A Convertible Preferred Stock and the Series A-2 Convertible Preferred Stock are collectively referred to herein as the “Series A Preferred.”

D.    The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred are as follows:

SERIES A PREFERRED

1.    DIVIDEND RIGHTS.

(a)    The Company shall not declare, pay or set aside for payment any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any vote or approval required by Section 2(b)(viii) of Article IV.D.) prior to or simultaneous with such declaration, payment or setting aside the Company shall pay, or declare and set aside for payment to holders of the outstanding Series A Preferred, a dividend on each outstanding share of the applicable series of Series A Preferred in an amount equal to (i) in the case of a dividend on Common Stock, the product of the amount of such dividend per share of Common Stock times the number of shares of Common Stock into which one share of such series of Series A Preferred is convertible at the close of business on the record date for such dividend,

(ii) in the case of a dividend on any class or series of the Company’s stock that is convertible into Common Stock, that dividend per share of the applicable series of Series A Preferred as would equal the product of (A) the quotient obtained by dividing the amount of the dividend payable on each share of such class or series on which a dividend is being declared, paid or set aside by the number of shares of Common Stock into which each share of such class or series is convertible at the close of business on the record date for such dividend, and (B) the number of shares of Common Stock issuable upon conversion of a share of such series of Series A Preferred, calculated at the close of business on the record date for determination of holders entitled to receive such dividend or (iii) in the case of a dividend on any class or series of stock of the Company that is not convertible into Common Stock, at a rate per share of the applicable series of Series A Preferred determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to proportionate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to shares of such class or series) and (B) multiplying such rate by an amount equal to the applicable Original Issue Price (as defined below),

(b)    The “Original Issue Price” of (i) the Series A Convertible Preferred Stock shall be $1.00 (as proportionately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) and (ii) the Series A-2 Convertible Preferred Stock shall be $1.43 (as proportionately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).

(c)    So long as any shares of Series A Preferred are outstanding, the Company shall not declare, pay, or set aside for payment, any dividends (whether in cash or property), or make any other distribution, on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of any other class or series of capital stock of the Company, until all dividends as set forth in Section 1(a) above on each applicable series of Series A Preferred shall have been paid or declared and set aside for payment, except for:

(i)    acquisitions of Common Stock by the Company from employees or consultants pursuant to agreements that permit the Company to repurchase such shares at no more than cost upon termination of services to the Company or the occurrence of other events as may be specified in such agreements;

(ii)    acquisitions of Common Stock or Series A Preferred in exercise of the Company’s right of first refusal to repurchase such shares; or

(iii)    distributions to holders of Common Stock in accordance with Section 3.

(d)    The provisions of Sections 1(c) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 4(f) hereof are applicable, or any repurchase of any outstanding securities of the Company that is approved by (i) the Board of Directors of the Company (the “Board”) and (ii) holders of the Series A Preferred as may be required by Section 2(b)(viii) of this Article IV.D.

2.    VOTING RIGHTS.

(a)    General Rights. On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting) other than the election of directors pursuant to Section 2(d)(ii) of this Article IV.D., each holder of shares of Series A Preferred shall be entitled to cast the number of votes equal to the number of shares of Common Stock into which such holder’s shares of Series A Preferred could be converted (pursuant to Section 4 hereof) (x) at the close of business on the record date fixed for such meeting or (y) on the effective date of such written consent and shall be entitled to notice of any stockholders’ meeting in accordance with the By-laws of the Company. Except as otherwise provided herein or as required by law, the Series A Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and on any matter to be acted upon by written consent in lieu of a meeting shall act together with the Common Stock and not as a separate class.

(b)    Separate Vote of Series A Preferred. For so long as at least 9,572,255 shares of Series A Preferred remain outstanding (as proportionately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), in addition to any other vote or consent of the stockholders or the Board required herein or by law or the By-laws of the Company, the Company shall not, either directly or indirectly by amendment, merger, recapitalization, consolidation or otherwise, do any of the following without the prior affirmative vote of, or written consent in lieu of a meeting by, the holders of at least 56% of the then outstanding shares of Series A Preferred (the “Required Majority”), voting or consenting (as the case may be) as a single class on an as-converted basis, and any such act or transaction entered into without such consent or vote, shall be null and void ab initio, and of no force or effect:

(i)    Amend, alter, or repeal any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing with the Secretary of State of a certificate designating the rights and preferences of any class or series of capital stock of the Company pursuant to Section 151(g) of the DGCL) that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series A Preferred;

(ii)    Increase the authorized number of shares of Common Stock or Preferred Stock;

(iii)    Amend, alter, or repeal any provision of an employee stock or option plan;

(iv)    Approve, authorize, or undertake any new financing or other transaction in which the Company raises capital (inclusive of equity, bridge notes, warrants, or other financing vehicles or structures, including corporate partnerships for the purpose of researching, developing or commercializing any of the Company’s products);

(v)    Approve, authorize, make, or issue any borrowings, loans or guarantees, if the aggregate amount of such borrowing, loan and/or guarantee outstanding at any one time would exceed $500,000;

(vi)    Authorize, designate or issue, whether by reclassification or otherwise, any new class or series of stock or any other equity or debt securities convertible into capital stock of the Company that would have rights to vote as a separate class or that would rank on parity with or senior to the Series A Preferred in right of redemption, liquidation preference, or dividend rights or increase the authorized number of shares of any such class or series;

(vii)    Terminate the employment of any officer of the Company, hire any new officer of the Company, make any change in the officer position held by any existing employee or appoint or elect any employee to an officer position with the Company;

(viii)    Make any redemption, repurchase, payment or declaration of cash dividends or other distributions with respect to Common Stock or Preferred Stock (except for acquisitions of Common Stock by the Company permitted by Section 1(c)(i), (ii) and (iii) of this Article IV.D.);

(ix)    Enter into any agreement by the Company regarding a Liquidation Event, an Asset Transfer or Acquisition (each as defined in Section 3 hereof) or a license of material intellectual property out of the ordinary course of business;

(x)    Dissolve, liquidate or wind-up the business and affairs of the Company or undertake any reclassification or recapitalization of the outstanding capital stock of the Company, or consent to any of the foregoing;

(xi)    Increase or decrease the authorized number of, or method of selecting, members of the Board.

(xii)    Enter into any interested party transaction (which shall mean a transaction between the Company and any director, officer, consultant, employee or stockholder of the Company or any affiliate or “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such persons), unless approved by the Board (including a majority of disinterested Directors);

(xiii)    Make any loan or advance, or enter into any agreement in contemplation of making any loan or advance, to any person or entity, including but not limited to employees, consultants or directors, except advances (a) in the ordinary course of business, (b) under the terms of an employee stock or option plan duly authorized and administered by the Board or (c) as approved by the affirmative vote of a majority of the directors elected by the holders of shares of Series A Preferred pursuant to Section 2(d)(i) of this Article IV.D. (the “Preferred Directors”) and the affirmative vote of a majority of the Board; or

(xiv)    Make any change to the type of legal entity of the Company, unless approved by the affirmative vote of a majority of the Preferred Directors and the affirmative vote of a majority of the Board.

(c)    Separate Vote of Series A-2 Convertible Preferred Stock. For so long as at least 2,244,755 shares of Series A-2 Convertible Preferred Stock remain outstanding (as proportionately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), in addition to any other vote or consent of the stockholders or the Board required herein or by law or the By-laws of the Company, the Company shall not, either directly or indirectly by amendment, merger, recapitalization, consolidation or otherwise, do any of the following without the prior affirmative vote of, or written consent in lieu of a meeting by, the holders of a majority of the then outstanding shares of Series A-2 Convertible Preferred Stock, voting or consenting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote, shall be null and void ab initio, and of no force or effect:

(i)    Amend, alter, or repeal any provision of the Certificate of Incorporation or the By-laws of the Company (including any filing with the Secretary of State of a certificate designating the rights and preferences of any class or series of capital stock of the Company pursuant to Section 151(g) of the DGCL) that materially and adversely affects the powers, preferences or rights of the Series A-2 Convertible Preferred Stock (it being understood that the creation or authorization of a class or series of stock that is senior to, pari passu with or junior to any other class or series of stock shall not be deemed to materially and adversely affect the powers, preferences or rights of the Series A-2 Convertible Preferred Stock), except to the extent that such alteration or change is simultaneously made to all series of Preferred Stock then outstanding so as to affect all such series adversely; or

(ii)    Increase the authorized number of shares of Series A-2 Convertible Preferred Stock.

(d)    Election of Board of Directors.

(i)    The holders of Series A Preferred, voting as a separate class, shall be entitled to elect four (4) members of the Board at each meeting of the Company’s stockholders for the election of directors or action to elect directors by written consent in lieu of a meeting, and shall have the exclusive power to remove such directors from office in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors; provided, however, the right of the holders of Series A Preferred to elect four (4) members of the Board pursuant to this subsection (i) shall be correspondingly reduced in the event one or more of the holders of shares of Series A Preferred entitled to designate a Preferred Director pursuant to Section 1.2(a) of that certain Voting Agreement, dated as of a date on or about the Original Issue Date (defined below), by and among the Company, holders of the Series A Preferred and certain holders of Common Stock, as such agreement may be amended from time to time (the “Voting Agreement”), is no longer entitled to designate a Preferred Director in accordance with the provisions set forth in Section 1.2(a) of the Voting Agreement.

(ii)    The holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board at each meeting of the Company’s stockholders for the election of directors or action to elect directors by written consent in lieu of a meeting, and shall have the exclusive power to remove such directors from office in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors.

(iii)    The holders of Common Stock and Series A Preferred, voting together as a single class, with holders of shares of Series A Preferred entitled to the number of votes per share provided in Section 2(a) of this Article IV.D., shall be entitled to elect the balance of the members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such director; the director nominated for a vote of stockholders under this Section 2(d)(iii) shall be nominated as provided in the Voting Agreement.

(iv)    At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

3.    LIQUIDATION RIGHTS.

(a)    Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A Preferred shall be entitled to be paid, on a pari passu basis, out of the assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition) for each share of Series A Preferred held by them, an amount per share of the applicable series of Series A Preferred equal to the applicable Original Issue Price plus all declared and unpaid dividends on each such series of Series A Preferred. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series A Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b)    After the payment of the full liquidation preference of the Series A Preferred as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution in such Liquidation Event (or the consideration received by the Company or its stockholders in an Acquisition), if any, shall be distributed ratably to the holders of the Common Stock and Series A Preferred, with each share of Series A Preferred being treated as if converted into the number of shares of Common Stock into which such share was convertible under Section 4(a) of this Article IV.D. on the date of the Liquidation Event.

(c)    An Asset Transfer or Acquisition (each as defined below) shall be deemed a Liquidation Event for purposes of this Section 3.

(i)    For the purposes of this Section 3: (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company outstanding immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving or resulting entity (or, if the surviving or resulting entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization (provided that, for the purpose of this Section 3(c), all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such consolidation or merger or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the voting power of the outstanding capital stock of the Company’s is transferred by a transfer of outstanding shares of capital stock of the Company (but excluding the issuance of stock pursuant to bona fide financings by the Company); and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

(ii)    In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board (including at least three of the Preferred Directors) on the date such determination is made.

(iii)    The Company shall not have the power to effect an Acquisition or Asset Transfer unless the definitive agreement for such transaction (the “Agreement”) provides that the consideration payable to the stockholders of the Company in connection therewith shall be allocated among the holders of capital stock of the Company in accordance with this Section 3.

(d)    In the event of a Liquidation Event, if any portion of the consideration payable to the Company or the stockholders of the Company is placed into escrow and/or is payable to the Company or the stockholders of the Company subject to contingencies, the definitive agreement for such transaction shall provide that (x) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with Section(s) 3(a) and 3(b) as if the Initial Consideration were the only consideration payable in connection with such Acquisition or Asset Transfer and (y) any additional consideration that becomes payable to the stockholders of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Company in accordance with Section(s) 3(a) and 3(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction and, if applicable, any earlier release of consideration from escrow.

4.    CONVERSION RIGHTS.

The holders of the Series A Preferred shall have the following rights with respect to the conversion of the Series A Preferred into shares of Common Stock (the “Conversion Rights”):

(a)    Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series A Preferred may, at the option of the holder, be converted at any time after the Conversion Trigger Date, into fully-paid and nonassessable shares of Common Stock. The “Conversion Trigger Date” means the earliest to occur of: (i) the business day immediately following the date of the Milestone Closing (as defined in the Series A-2 Convertible Preferred Stock Purchase Agreement, dated on or about the Original Issue Date, by and between the Company and the purchasers of the Series A-2 Convertible Preferred Stock (the “Stock Purchase Agreement”)), (ii) the business day immediately following the date of the Qualified Closing (as defined in the Stock Purchase Agreement) with respect to the Series A

Preferred held by purchasers who participate in such Qualified Closing, (iii) September 30, 2021, (iv) the date upon which the Company and the Required Majority determine that the Milestone (as defined in the Stock Purchase Agreement) will not occur, (v) the day immediately following the date on which the Board or the Company’s stockholders adopt a resolution to effect a Liquidation Event, Acquisition or Asset Transfer. The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the “Series A Preferred Conversion Rate” then in effect (determined as provided in Section 4(b)) by the number of shares of Series A Preferred being converted.

(b)    Series A Preferred Conversion Rate. The conversion rate in effect at any time for conversion of a series of Series A Preferred (the “Series A Preferred Conversion Rate”) shall be the quotient obtained by dividing the applicable Original Issue Price of such series of Series A Preferred by the applicable “Series A Preferred Conversion Price,” calculated as provided in Section 4(c).

(c)    Series A Preferred Conversion Price. The conversion price for a series of Series A Preferred shall initially be the applicable Original Issue Price of such series of Series A Preferred (as applicable, the “Series A Preferred Conversion Price). Such initial Series A Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Preferred Conversion Price herein at any particular date shall mean the Series A Preferred Conversion Price as so adjusted at such date.

(d)    Mechanics of Optional Conversion. Each holder of Series A Preferred who desires to convert the same into shares of Common Stock pursuant to Section 4(a) shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series A Preferred being converted and (ii) in cash (at the Common Stock’s fair market value as of the date of conversion, as determined by the Board and set forth in a duly adopted resolution) the value of any fractional share of Common Stock otherwise issuable to any holder of Series A Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at the close of business on such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the conversion may, at the option of any holder tendering shares of Series A Preferred for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Series A Preferred shall not be deemed to have converted such Series A Preferred until immediately prior to the closing of such sale of securities.

(e)    Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date that the first share of Series A-2 Convertible Preferred Stock is issued (the “Original Issue Date”) the Company effects a subdivision of the outstanding Common Stock, each Series A Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares, each Series A Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)    Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock, each Series A Preferred Conversion Price then in effect shall be decreased as of the time of such payment, as provided below:

(i)    The Series A Preferred Conversion Price shall be adjusted by multiplying the applicable Series A Preferred Conversion Price in effect immediately prior to such payment by a fraction:

(A)    the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such payment, and

(B)    the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such payment plus the number of shares of Common Stock issued in payment of such dividend or distribution;

(ii)    If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, each Series A Preferred Conversion Price shall be adjusted as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii)    If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the payment date fixed therefor, each Series A Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each Series A Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

(g)    Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Original Issue Date the Common Stock issuable upon the conversion of the Series A Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition as defined in Section 3 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 4), in any such event each outstanding share of Series A Preferred shall thereafter be convertible, in lieu of the Common Stock into which it was convertible prior to such event, into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of the applicable series of Series A Preferred immediately prior to such recapitalization, reclassification, merger, consolidation or other transaction would have been entitled to receive pursuant to such transaction, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series A Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(h)    Sale of Shares Below Series A Preferred Conversion Price.

(i)    If at any time or from time to time on or after the Original Issue Date the Company issues or sells, or is deemed by the express provisions of this Section 4(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 4(e), 4(f) or 4(g) above, for an Effective Price (as defined below) less than the Series A Preferred Conversion Price in effect for such series immediately prior to such issuance, sale or deemed issuance or sale (a “Qualifying Dilutive Issuance”), then and in each such case, the applicable Series A Preferred Conversion Price in effect immediately prior to such issuance, sale or deemed issuance or sale shall be reduced, as of the time of such issuance, sale or deemed issuance or sale, to a price determined by multiplying the Series A Preferred Conversion Price in effect immediately prior to such issuance, sale or deemed issuance or sale by a fraction:

(A)    the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock that the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-effective Series A Preferred Conversion Price for such series, and

(B)    the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the immediately preceding sentence, the number of shares of Common Stock deemed to be outstanding as of any date of determination shall be the sum of (A) the number of shares of Common Stock outstanding on such date, (B) the number of shares of Common Stock into which the shares of Series A Preferred outstanding on such date could be converted if fully converted at the close of business on the day immediately preceding such date, and (C) the number of shares of Common Stock that are issuable upon the exercise, conversion or exchange of all other rights, options and convertible securities outstanding at the close of business on the day immediately preceding such date. Shares described in (A) through (C) immediately above shall be included whether vested or unvested, whether exercisable, convertible or exchangeable contingently or non-contingently and whether convertible, exercisable, or exchangeable at the close of business on such date or not yet convertible, exercisable or exchangeable.

(ii)    Except as provided in the second sentence of this subsection (ii), no adjustment shall be made to the Series A Preferred Conversion Price in an amount less than one percent (1%) of the Series A Preferred Conversion Price then in effect. Any adjustment otherwise required by this Section 4(h) that is not required to be made due to the first sentence of this subsection (ii) shall be included in any subsequent adjustment to the Series A Preferred Conversion Price and in any event upon actual conversion of the Series A Preferred into shares of Common Stock at the time of conversion. Any adjustment required by this Section 4(h) shall be calculated to the nearest one-hundredth of a cent.

(iii)    For the purpose of making any adjustment required under this Section 4(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, the gross amount of cash received by the Company before deduction of any underwriting, placement, finder’s adviser’s or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, the fair market value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or Options (as defined below) are issued or sold together with other stock or securities or other assets of the Company for a consideration that the Company receives for both, the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Options.

(iv)    For the purpose of the adjustment required under this Section 4(h), if the Company issues or sells (x) any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock, but excluding Options (“Convertible Securities”) or (y) rights, options or warrants to subscribe for, purchase or otherwise acquire Additional Shares of Common Stock or Convertible Securities (“Options”) and if the Effective Price of such Additional Shares of Common Stock is less than the Series A Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such Convertible Securities or Options the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such Convertible Securities or Options plus:

(A)    in the case of Options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such Options; and

(B)    in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the exercise or conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities to the extent amounts the Company received in exchange for creating such liabilities and obligations were included in the Aggregate Consideration the Company is deemed to have received for issuance of such Additional Shares of Common Stock); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C)    If the minimum amount of consideration payable to the Company upon the exercise or conversion of Options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such Options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated, effective on the date of each increase, using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such Options or Convertible Securities.

(D)    No further adjustment of the Series A Preferred Conversion Price, as adjusted upon the issuance of such Options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such Options or the conversion or exchange of any such Convertible Securities. If any such Options or the exercise, conversion or exchange rights represented by any such Convertible Securities shall expire without having been exercised, converted or exchanged, as applicable, the Series A Preferred Conversion Price as adjusted upon the issuance of such Options or Convertible Securities shall be readjusted to the Series A Preferred Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such Options or rights of conversion or exchange of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, conversion or exchange, as applicable, plus the consideration, if any, actually received by the Company for the granting of all such Options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities to the extent amounts the Company received in exchange for creating such liabilities and obligations were included in the Aggregate Consideration the Company is deemed to have received for issuance of such Additional Shares of Common Stock) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to conversions of Series A Preferred that occurred prior to such readjustment.

(v)    For the purpose of making any adjustment to the Conversion Price of the Series A Preferred required under this Section 4(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or, pursuant to this Section 4(h), deemed to be issued by the Company (including shares of Common Stock subsequently reacquired or retired by the Company), other than the following (collectively, the “Exempted Securities”):

(A)    shares of Common Stock issued or deemed to be issued upon conversion of, or as a dividend on, the Series A Preferred;

(B)    shares of Common Stock or Options issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements, which plans or other arrangements are approved by the Board, including, for plans or arrangements approved after the Original Issue Date, at least three of the Preferred Directors;

(C)    shares of Common Stock or Convertible Securities issued pursuant to the exercise of Options or shares of Common Stock issued upon the conversion or exchange of Convertible Securities, in each case outstanding as of the Original Issue Date;

(D)    shares of Common Stock, Options or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial or lending institution approved by the Board, including at least three of the Preferred Directors;

(E)    shares of Common Stock, Options or Convertible Securities issued in connection with any strategic transactions involving the Company and another entity or any acquisition by the Company of another business (whether by merger, consolidation, purchase of stock or assets, lease, license or otherwise) which transaction has been approved by the Board, including at least three of the Preferred Directors, including, without limitation (i) joint ventures, (ii) development, joint development and co-development arrangements, (iii) strategic alliances, (iv) licensing transactions and (v) corporate partnering arrangements;

(F)    shares of Common Stock issued in a Qualified Public Offering (as defined below);

(G)    shares of Common Stock or Convertible Securities issued on exercise of Options or shares of Common Stock issued upon conversion or exchange of Convertible Securities for which any adjustment to the Conversion Price under this Section 4(h) was made at the time of issuance of such Option or Convertible Security, in each case, provided such issuance is pursuant to the terms of such Option or Convertible Security; and

(H)    shares of Common Stock issued in a transaction or circumstance described in Section 4(e), 4(f) or 4(g) and for which adjustment, if any, is provided therein.

The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 4(h), for such Additional Shares of Common Stock. In the event that the number of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(vi)    In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the

“First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Series A Preferred Conversion Price shall be reduced to the Series A Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(vii)    No Adjustment of Conversion Price. No adjustment in the Series A Conversion Price of a series of Series A Preferred shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of a majority of the outstanding shares of such series agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(i)    Certificate of Adjustment. In each case of an adjustment or readjustment of the Series A Preferred Conversion Price, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each holder of record of each applicable series of Series A Preferred so requesting at the holder’s address as shown in the Company’s stock ledger. The certificate shall state the adjusted or readjusted Series A Conversion Price and show in reasonable detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the Aggregate Consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Series A Preferred Conversion Price in effect immediately prior to such adjustment or readjustment, (iii) the number of Additional Shares of Common Stock issued, deemed issued or no longer issued or deemed issued and in respect of which such adjustment or readjustment has been made and (iv) the type and amount, if any, of other property that at the time would be received upon conversion of the Series A Preferred. Failure to request or provide such notice shall have no effect on any such adjustment or readjustment.

(j)    Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any stockholder vote on any Asset Transfer (as defined in Section 3), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series A Preferred at least ten days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the Required Majority) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(k)    Automatic Conversion.

(i)    Each share of Series A Preferred shall automatically be converted into shares of Common Stock, at the Series A Preferred Conversion Price in effect at the time of such conversion, (A) at any time upon the written consent of the Required Majority or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least $3.00 (as proportionately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock after the Original Issue Date), and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $50,000,000 (a “Qualified Public Offering”). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(ii)    Upon the occurrence of either of the events specified in Section 4(k)(i) above, the outstanding shares of Series A Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates and provides a bond. Upon the occurrence of such automatic conversion of the Series A Preferred, the holders of Series A Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series A Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred surrendered were converted on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(l)    Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If after the aforementioned aggregation the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board) on the date of conversion.

(m)    Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n)    Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given; (i) upon personal delivery to the party to be notified, (ii) when sent by electronic transmission in compliance with the provisions of the DGCL if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(o)    Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred so converted were registered.

(p)    Special Mandatory Conversion.

(i)    Subject to clause (iv) below, if a holder of Series A-2 Convertible Preferred Stock does not either (i) participate in the Milestone Closing (as defined in the Stock Purchase Agreement) by purchasing at least the number of shares of Series A-2 Convertible Preferred Stock set forth opposite such holder’s name on Exhibit A-2 to the Stock Purchase Agreement (the “Milestone Shares”) (provided that, the Company has sent to such holder a Milestone-Based Notice (as defined in the Stock Purchase Agreement) within the time period specified by Section 2.4 of the Stock Purchase Agreement) or (ii) prior to the Milestone Closing, participate in a Qualified Closing (as defined in the Stock Purchase Agreement), then immediately upon completion of the Milestone Closing each share of Series A-2 Convertible Preferred Stock held by such holder or any of its Affiliates shall automatically, and without any further action on the part of such holder or Affiliate, be converted into shares of Common Stock at the conversion ratio determined by dividing (x) the applicable Original Issue Price by (y) the product of five (5) and the applicable Conversion Price in effect immediately prior to the consummation of such Milestone Closing (such conversion, a “Special Mandatory Conversion”).

(ii)    Promptly after a Special Mandatory Conversion, the Company shall give notice of such Special Mandatory Conversion, in accordance with the Stock Purchase Agreement, to each holder of shares of Series A-2 Convertible Preferred Stock converted pursuant to Section 4(p)(i) (a “Special Mandatory Conversion Notice”). Upon receipt of a Special

Mandatory Conversion Notice, a holder of such shares of Series A-2 Convertible Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit, an agreement, in the form specified by the Company, of such holder to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate and a bond if so required by the Company) to the Company at the place designated in the Special Mandatory Conversion Notice. If so required by the Company, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights as a holder of Series A-2 Convertible Preferred Stock in respect of the shares converted pursuant to Section 4(p)(i), including, without limitation, the rights, if any, to receive notices and vote such shares, will terminate at the time of the Special Mandatory Conversion (notwithstanding any delay or failure of the Company to give the Special Mandatory Conversion Notice or the failure of the holder or holders thereof to surrender any certificates for such shares when required hereby), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders therefor (or lost certificate affidavit, indemnity agreement and bond), to receive the items provided for in Section 4(p)(iii).

(iii)    As soon as practicable after the Special Mandatory Conversion and, if applicable, the surrender of any certificate or certificates (or provision by the holder of a lost certificate affidavit, indemnity agreement and bond) for Series A-2 Convertible Preferred Stock so converted, the Company shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, (b) pay cash as provided in Section 4(1) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion, and (c) pay any declared but unpaid dividends on the shares of Series A-2 Convertible Preferred Stock so converted. Such converted shares of Series A-2 Convertible Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Company may thereafter take such action as may be appropriate to reduce the authorized number of shares of Series A-2 Convertible Preferred Stock accordingly.

(iv)    Notwithstanding the above, a Special Mandatory Conversion shall not apply until ten (10) business days after satisfaction of the CFIUS Condition (as defined in the Stock Purchase Agreement) in the event of the CFIUS Exception (as defined in the Stock Purchase Agreement).

(v)    As used herein, “Affiliate” means, with respect to any holder of Series A-2 Convertible Preferred Stock, any other person who, directly or indirectly, controls, is controlled by, or is under common control with such holder, including, without limitation, any general partner, managing member, officer or director of such holder or any investment fund or other person now or hereafter existing which is controlled by one or more general partners, managing members, or equity holders of, shares the same management company with, or is under common management with, such holder.

5.    REDEMPTION. The Series A Preferred is not redeemable at the option of the holder thereof, and the Company shall not have any mandatory obligation to redeem the Series A Preferred. Any shares of Series A Preferred redeemed, purchased, converted or exchanged by the Company shall be cancelled and retired and shall not be reissued or transferred.

ARTICLE V.

A.    The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent not prohibited under applicable law.

B.    To the fullest extent not prohibited by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through By-law provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C.    Any repeal or modification of this Article V shall be prospective only and shall not affect the rights or protections or increase the liability of any director under this Article V in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE VI.

The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Company who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of shares of Series A Preferred or Common Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee or consultant of the Company or any of its subsidiaries (collectively, “Covered Persons”), unless in either case such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company.

ARTICLE VII.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.    The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors that shall constitute the whole Board shall be fixed by the Board in the manner provided in the By-laws of the Company, subject to any restrictions which may be set forth in this Certificate of Incorporation.

B.    The Board of Directors is expressly empowered to adopt, amend or repeal the By-laws of the Company, subject to any restrictions that may be set forth in this Certificate of Incorporation. The stockholders shall also have the power to adopt, amend or repeal the By-laws of the Company, subject to any restrictions that may be set forth in this Certificate of Incorporation.

C.    The directors of the Company need not be elected by written ballot unless the By-laws of the Company so provide.

ARTICLE VIII.

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the Delaware General Company Law or the Company’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VIII (including, without limitation, each portion of any sentence of this Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE IX.

That the foregoing amendment and restatement of the Corporation’s Certificate of Incorporation was duly authorized and adopted in accordance with the provisions of Section 242 of the DGCL, by the unanimous written consent of the Board of Directors of the Corporation, in accordance with the provisions of Section 141(f) of the DGCL.

ARTICLE X.

That the foregoing amendment and restatement the Corporation’s Certificate of Incorporation has been duly approved, in accordance with the provisions of Section 242 of the DGCL, by the written consent of the holders of a majority of those shares entitled to vote thereon and written notice of such action has been or will be given to the holders of such shares who did not so consent, each in accordance with the provisions of Section 228 of the DGCL.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, INOZYME PHARMA, INC. has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this 8th day of November, 2018.

INOZYME PHARMA, INC.

By:	/s/ Axel Bolte
Axel Bolte
Chief Executive Officer

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INOZYME PHARMA, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Inozyme Pharma, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

Resolutions were duly adopted by the Board of Directors of the Corporation pursuant to Sections 141(f) and 242 of the DGCL setting forth amendments to the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) and declaring such amendments to be advisable. The stockholders of the Corporation duly approved said proposed amendments by written consent in accordance with Sections 228 and 242 of the DGCL. The resolutions setting forth the amendments are as follows:

RESOLVED:	That the second sentence of ARTICLE IV.A. of the Certificate be and hereby is amended by deleting it in its entirety and substituting the following in lieu thereof:

“The total number of shares that the Company is authorized to issue is Two Hundred Twenty Four Million Nine Hundred Eighty Two Thousand Eight Hundred and Sixty Two (224,982,862) shares, One Hundred Twenty Nine Million (129,000,000) shares of which shall be Common Stock (the “Common Stock”) and Ninety Five Million Nine Hundred Eighty-Two Thousand Eight Hundred and Sixty Two (95,982,862) shares of which shall be Preferred Stock (the “Preferred Stock”).”

FURTHER
RESOLVED:	That the first sentence of ARTICLE IV.C. of the Certificate be and hereby is amended by deleting it in its entirety and substituting the following in lieu thereof:

“Forty Eight Million Eight Hundred Fifty Thousand (48,850,000) of the authorized shares of Preferred Stock are hereby designated “Series A Convertible Preferred Stock” and Forty Seven Million One Hundred Thirty Two Thousand Eight Hundred and Sixty Two (47,132,862) of the authorized shares of Preferred Stock are hereby designated “Series A-2 Convertible Preferred Stock”.”

FURTHER
RESOLVED:	That the reference to “at least 56% of the then outstanding shares of Series A Preferred” in ARTICLE IV.D., Section 2(b) of the Certificate be and hereby is amended by deleting it in its entirety and substituting the following in lieu thereof:

“a majority of the then outstanding shares of Series A Preferred, including the vote or consent (as the case may be) of at least one of the Requisite Holders (as defined in the Stock Purchase Agreement (as defined below)) for so long as at least one of the Requisite Holders holds a majority of the shares of Series A-2 Convertible Preferred Stock purchased by such Requisite Holder from the Company prior to the Milestone Closing (as defined in the Stock Purchase Agreement) (subject to proportionate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization with respect to such shares)”.

FURTHER
RESOLVED:	That the first sentence of ARTICLE IV.D., Section 2(d)(i) of the Certificate be and hereby is amended by deleting it in its entirety and substituting the following in lieu thereof:

“The holders of Series A Preferred, voting as a separate class, shall be entitled to elect five (5) members of the Board at each meeting of the Company’s stockholders for the election of directors or action to elect directors by written consent in lieu of a meeting, and shall have the exclusive power to remove such directors from office in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors; provided, however, the right of the holders of Series A Preferred to elect five (5) members of the Board pursuant to this subsection (i) shall be correspondingly reduced in the event one or more of the holders of shares of Series A Preferred entitled to designate a Preferred Director pursuant to Section 1.2(a) of that certain Voting Agreement, dated November 9, 2018, by and among the Company, holders of the Series A Preferred and certain holders of Common Stock, as such agreement may be amended from time to time (the “Voting Agreement”), is no longer entitled to designate a Preferred Director in accordance with the provisions set forth in Section 1.2(a) of the Voting Agreement.”

FURTHER
RESOLVED:	That the parenthetical that reads “(as defined in the Series A-2 Convertible Preferred Stock Purchase Agreement, dated on or about the Original Issue Date, by and between the Company and the purchasers of the Series A-2 Convertible Preferred Stock (the “Stock Purchase Agreement”))” in ARTICLE IV.D., Section 4(a) of the Certificate be and hereby is amended by deleting it in its entirety and substituting the following in lieu thereof:

“(as defined in the Series A-2 Convertible Preferred Stock Purchase Agreement, dated on or about the Original Issue Date, by and between the Company and the purchasers of the Series A-2 Convertible Preferred Stock, as such agreement may be amended from time to time (the “Stock Purchase Agreement”))”.

FURTHER
RESOLVED:	That ARTICLE IV.D., Section 4(p)(i) of the Certificate be and hereby is amended by deleting it in its entirety and substituting the following in lieu thereof:

“Subject to clause (iv) below, if a holder of Series A-2 Convertible Preferred Stock does not either (i) participate in the Milestone Closing by purchasing at least the number of shares of Series A-2 Convertible Preferred Stock set forth opposite such holder’s name on Exhibit A-2 to the Stock Purchase Agreement (the “Milestone Shares”) (provided that, the Company has sent to such holder a Milestone-Based Notice (as defined in the Stock Purchase Agreement) within the time period specified by Section 2.4 of the Stock Purchase Agreement) or (ii) prior to the Milestone Closing, participate in a Qualified Closing (as defined in the Stock Purchase Agreement), then immediately upon, and conditioned on, completion of the Milestone Closing each share of Series A-2 Convertible Preferred Stock held by such holder or any of its Affiliates shall automatically, and without any further action on the part of such holder or Affiliate, be converted into shares of Common Stock at the conversion ratio determined by dividing (x) the applicable Original Issue Price by (y) the product of five (5) and the applicable Conversion Price in effect immediately prior to the consummation of such Milestone Closing (such conversion, a “Special Mandatory Conversion”). For the avoidance of doubt, all shares of Series A-2 Convertible Preferred Stock purchased by a holder at a Qualified Closing prior to a Milestone Closing (as defined in the Stock Purchase Agreement) shall be deemed to be “Milestone Shares” of such holder for the purposes of this Section 4(p).”

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 22nd day of March, 2019

Inozyme Pharma, Inc.

By:	/s/ Axel Bolte
Axel Bolte
Chief Executive Officer